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                                                                     EXHIBIT 5.1



                [AKERMAN, SENTERFITT & EIDSON, P.A. LETTERHEAD]


                                                                  April 28, 1999


Dycom Industries, Inc.


First Union Center


4440 PGA Boulevard, Suite 500


Palm Beach Gardens, FL 33410



                    Re:  Registration Statement on Form S-3


     (Registration No. 333-76949



Ladies and Gentlemen:



     We have acted as special Florida counsel to Dycom Industries, Inc., a Florida corporation (the "Company"), with respect to the referenced registration statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission for the purpose of registering 3,105,000 shares (the "Shares") of the common stock of the Company, $.33 1/3 par value (the "Common Stock"), 2,500,000 of which will be offered by the Company and 200,000 of which will be offered by certain selling shareholders and 375,000 and 30,000, respectively, of which may be purchased from the Company and the selling shareholders pursuant to the underwriters' over allotment option.



     Based on our review of the Articles of Incorporation of the Company, the Bylaws of the Company, the minutes of the meetings of the Board of Directors of the Company and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares will, when sold, be validly issued, fully paid and non-assessable.



     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Certain Legal Matters" in the prospectus which forms a part of the Registration Statement.



                                          Very truly yours,


                                          AKERMAN, SENTERFITT & EIDSON, P.A.